Exhibit 10.22

Lease Agreement for Commercial Space

Agreement No.	2021/63

Cedar Europe GmbH
Lessee

Lierenfelderstrasse 51
Street address of leased property

40231 Düsseldorf
Location of leased property

vhg	© Verlag Haus und Grund GmbH. Aachener Str. 172, 40223 Düsseldorf

[initials]

Notes regarding the Lease Agreement for Commercial Space

A lease agreement for commercial space is typically entered into for a term of many years and concerns considerable monetary sums. Therefore, particular care must be taken when filling it out. Particularly because every commercial rental property is different and hardly comparable, a pre-printed contract can only provide rough guidance and must allow for many possible ways of filling it out. Before using this pre-printed contract, please review whether it is suitable for the rental property or whether, due to the particularities of the property, a specific agreement should be drafted. You should therefore have the agreement briefly reviewed by a professional after it is filled out, but before it is signed. The simplest way, and a favorably priced one, to do this is to consult an association of homeowners and condominium and property owners. Irrespective of the foregoing, please be sure to take careful note of the passages marked with footnotes. Please fill out all passages that require filling out (shown by underscoring) or strike them through to make it clear that they have been seen.

Particular care should be used when striking passages of the text not intended for this. These frequently serve for information purposes, and in many cases, even where not specifically noted, they are fixed by statute or case law and cannot validly be amended.

In particular, an additional final renovation clause (meaning a general obligation on the lessee’s part to renovate the space at the end of the lease) should not be inserted into the agreement under any circumstances, as such a clause causes the entire agreement on renovations to be invalid pursuant to the latest case law of the German Federal Court of Justice [Bundesgerichtshof (BGH)] (judgment of April 6, 2005, XIII ZR 308/2), including in the case of leases involving commercial space.

Individual agreements (including regarding carpeting and/or parquet floors) are possible, but according to the case law, there are very narrow prerequisites for an assumption that an individual agreement has been reached. The consulting service of an association of homeowners and condominium and property owners can provide information on this in the individual case.

In the case of properties in condominium complexes, any restrictions of the permissible use that may be set down in the declaration of division or the condominium bylaws must be observed. The HOA house rules should be appended to this agreement as an annex hereto.

Particular agreements concerning contractual purposes of use should be set down as individual provisions in Sec. 28 of this agreement or in an annex hereto.

It is also important to agree on a clear provision in Sec. 14 as to whether the cleaning work is to be performed by the lessee or by external parties if billed as operating costs.

Any and all annexes must include a reference in their text to the main agreement and be signed by both Parties. It is recommended that the main agreement and all annexes be permanently attached, e.g., using adhesive or eyelets.

Automatic indexing clause (Sec. 7 (5)):

This clause is permissible pursuant to Sec. 3 (1) of the German Act on Pricing Clauses [Preisklauselgesetz] of September 7, 2007, in the version thereof dated July 29, 2009 (BGBl. [German Federal Law Gazette] I page 2355) if the lessor waives the right of ordinary termination for a period of at least ten years.

or

the lessee has the right to extend the term of the agreement to at least ten years.
The percentage change is calculated according to the following formula:

Adjustment or expert clause (Sec. 7 (6)):
Pursuant to Sec. 1 (2) of the German Act on Pricing Clauses, this clause is not covered by the prohibition on certain pricing clauses, as it constitutes what is known as a “clause on reservation of performance.”

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Lease Agreement for Commercial Space

This Lease Agreement is entered into by and between the following Parties:
As lessor and owner (see Annex 1):
Mr./~~Ms.~~1
                                                         Stefan Schoppmann                                      Tel. 0202 – 408 6666                                                                  (Name(s)),
                                                         Hohenstaufenstrasse 26, 42287 Wuppertal                                                                                                     (Address),

represented by Mr./~~Ms.~~1                  Stefan Schoppmann                                                                                                                                               (Name),
___________________________________________________________________________________________________________________(Address),
if the Lessor exercises the option in favor of application of VAT, the Lessor’s tax number is VAT ID: DE 200929561                                                            .
The Lease Agreement is given the following serial number: 2021/63           .
As lessee:
~~Mr./Ms./~~                                           Firma Cedar Europe GmbH
___________________________________________________________________________________________________________________(Name(s)),
                                                         Hüttenstrasse 48, 40215 Düsseldorf                                                                                                                  (Address),
                                                         +49 1768-3089673, wang@cedarled.de                                                                                            (Phone, fax, e-mail),
___________________________________________________________________________________________________________________(Address),
entered in the Commercial Register/Partnership Register2 of the city of Düsseldorf
Register number3:                           HRB 84799
represented by4                               Mr. Yong Wang, October 30, 1968                                                                                                                        (Name),
                                                        Rheinallee 11, 41460 Neuss                                                                                                                                 (Address),
The representative affirms that he/she holds full authorization to represent the above Party in entering into this Agreement. An original power of attorney was presented when the Agreement was entered into.

Sec. 1 – Leased Property

1.	The following is leased at the following property[2]
                                              Lierenfelderstrasse 51, 40231 Düsseldorf
_____________________________________________________________________________________________________________ (Address)
the commercial unit on the ground floor, first floor, and basement level.
The leased area is agreed to comprise 2,529.00 m2.
as well as the following further space
roof space
____________________________________________________________________________________________________(detailed description)5.

2.	The lease also includes 8 parking spaces in the underground garage (specified in Annex A) and 6 parking spaces next to the property.

1 Please state the exact form of address and, where applicable, the company name and legal form (such as e.K., GmbH, GbR, KG, etc.) of the Party.
2 Please mark with an X, fill out, and/or strike through where not applicable.
3 Must be filled out in all cases involving a limited liability company [Gesellschaft mit beschränkter Haftung (GmbH)] or partnership.
4 In the case of a GmbH or stock corporation [Aktiengesellschaft (AG)], the managing director(s)/member(s) of the Board of Management authorized to represent the entity must be stated.
5 You can refer to a plan or annex here that you append, with the space marked in color or specified. (The annex must be signed by both Parties.)

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Sec. 2 – Purpose of use of the Leased Property

1.	The Parties agree that

☒[2]
The Lessee is permitted to use the Leased Property for any commercial purpose desired, with the exceptions set out below. The Lessor is therefore exclusively liable for the Leased Property being approved for commercial use under construction regulations. The Lessor is not aware of the requirements for the specific trade desired by the Lessee. The Lessee is responsible for establishing the requirements for its specific trade itself, particularly for fulfilling the requirements of public law, especially craft and trades law. The Lessee had sufficient time to deal with these requirements before this Agreement was entered into. The following commercial uses by the Lessee are ruled out: operation of a business to market and/or present erotic products, video store, casino,[2]

1 Please list specifics here (e.g., air conditioning system, ventilation system) or insert a reference to a separate directory appended hereto, which you are to prepare.
2 Please mark with an X, fill out, and/or strike through where not applicable.
The Lessor is aware that this use must be possible in terms of construction and permissible under public law as far as construction-related requirements or those of the facilities included in the lease are concerned.
The Lessor must maintain these requirements during the entire term of the lease.
All other requirements, particularly those lying in the Lessee’s personal or business circumstances, fall within the Lessee’s sphere of responsibility. In the event of non-fulfillment of these requirements for which the Lessee is responsible, the latter cannot invoke the defense that the basis of the transaction has ceased to apply.
To the extent that work still needs to be performed in order to meet the requirements of the specific use, it is agreed that the following work will be performed by the Lessee at its own expense2:

All other requirements of a construction nature must be carried out by the Lessor.

2. ☒1 The Lessor declares that it has opted in favor of the application of value-added tax (VAT). With regard to this, the Lessee undertakes to use the Leased Property exclusively for business purposes within the meaning of the German Value-Added Tax Act [Umsatzsteuergesetz (UStG)] that do not preclude the deduction of input tax by the Lessor. The Lessee undertakes further to provide the Lessor or the Lessor’s Revenue Office [Finanzamt], as the case may be, with all necessary documents so that the Lessor can comply with its obligations of proof arising from the German Value-Added Tax Act. The Lessee undertakes to notify the Lessor without delay if the entitlement to deduct input tax ceases to apply. If the Lessee culpably fails to meet its obligations as set out above, the Lessee undertakes to compensate the Lessor for any and all damage and/or losses arising as a result of this breach of duty.

Sec. 3 – Term of lease

1.	Term of Agreement

c)	Fixed-term agreement with extension clause[1]
The lease shall commence on January 1, 2022                                         and end on December 31, 2024                                                         .
It shall be extended one time/in each case1 by             1            year unless one Party objects to the extension, in writing, upon six1 /          6                 months’ notice.

1 Please mark with an X, fill out, and/or strike through where not applicable.

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2.
Notice of termination, an objection to the extension of the lease, and assertion of an agreed extension option must be in writing. The factor determining whether this is done in due time is not the time when the declaration is sent, but rather the time when it is received by the other Party.

3.	After the termination of the lease, a tacit extension of the Agreement pursuant to Sec. 545 BGB through mere continued use does not enter into consideration.

Sec. 4 – Lessor’s right of extraordinary termination

1.	The Lessor is permitted to terminate the lease with immediate effect and without observing a particular notice period for termination in particular if
a)
the Lessee is, for two consecutive due dates, in default of payment of the rent or a not inconsiderable portion thereof or has fallen into default of payment of the rent in a period extending over more than two due dates in an amount equal to or greater than two months’ rent; or

b)
the Lessee disregards a written warning notice from the Lessor and continues a use of the Leased Property that is in breach of contract, particularly using the Leased Property for a purpose prohibited pursuant to Sec. 2 without the Lessor’s written permission or, if a specific commercial use has been agreed, uses it for purposes other than those mentioned in Sec. 2 hereof, namely in the event of a change or significant expansion in the nature of the business, the business sector, or an agreed product range, or in the case of unauthorized subletting, otherwise provides the property to third parties for their use, including unauthorized changes of company owner or legal form, and the Lessee, in so doing, significantly infringes the Lessor’s rights (see Sec. 13 No. 4).

2.	Notice of termination must be given in written form.

Sec. 5 – Rent and breakdown of rent

The monthly rent is made up of the following elements:
1.	Base rent
a)	for the commercial space in itself	19,900.00 euros
b)	for the garages/parking spaces included in the lease	euros
c)	for the use of______________________________________________________	__________________________ euros
d)	for the apartment/residential space included in the lease	__________________________ euros
2.	Lump-sum administrative costs in the amount of 2% of the base rent[2] 398.00 euros
3.	Advance payments toward heating costs	885.00 euros
4.	Advance payments toward operating costs	2,865.00 euros
Total rent	24,048.00 euros
VAT, where the Lessor opts in favor of the application of VAT3
at the then-applicable rate, currently 19% = currently	4,569.12 euros

Total payment amount	28,617.12 euros

1 Please mark with an X, fill out, and/or strike through where not applicable.
2 “Administrative costs” means the costs of the workers and facilities necessary to manage the building or the economic unit, the costs of supervision and surveillance, and the value of the administrative work personally done by the Lessor. The administrative costs also include the costs of the statutory or voluntary audit of the annual financial statements and the executive management.
3 Only in case of exercise of the Lessor’s VAT option pursuant to the German Value-Added Tax Act
Sec. 6 – Operating costs

1.
In addition to the base rent, the Lessee shall bear, for all leased space, particularly the operating costs within the meaning of Sec. 1 and 2 of the German Ordinance on Operating Costs [Betriebskostenverordnung] in the then-applicable version thereof.[1] If the Ordinance on Operating Costs is set aside, it shall be replaced by those provisions that supersede or replace the Ordinance on Operating Costs in terms of content. If no successor provision is made, the most recent version of the Ordinance on Operating Costs shall continue to apply mutatis mutandis.

The Lessee must bear the following types of costs in particular.2 (This list does not establish any claim to the creation of the system or facility if no such system or facility exists):

All cost types stipulated in Sec. 1 and 2 of the Ordinance on Operating Costs, and moreover

-
costs of service/maintenance/cleaning/inspection of building connections, water delivery and drainage systems, electrical conduits, systems, and equipment, heating and gas lines as other operating costs

-	costs of window service and maintenance

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-	costs of service and maintenance of fire extinguishers (including replacing extinguishing agents)

-	costs of cleaning, service, and maintenance of air conditioning and ventilation systems and equipment

-	costs of cleaning of shared windows

-	the following other operating costs[3]:

☒	Roof gutter cleaning and flat roof cleaning
☒	Service and maintenance of exhaust gas discharge equipment of garages
☐	Cleaning, service, and maintenance of grease traps
☒	Service and maintenance of garage/underground garage gates
☒	Service and maintenance of alarm systems, closed-circuit TV surveillance, intercom and door opening systems
☒	Costs of surveillance, such as a security and locking company
☒	Costs of the doorman
☒	Costs of fire inspections, including regular preventative fire inspections

Other additional operating costs (if applicable, to be entered separately)
Clearing snow

The Lessee must moreover bear this cost type, charged on a lump-sum basis:
☒	the costs of commercial and technical facility management (lump sum)[4].

2.
If the Leased Property is equipped in whole or in part with a heating system that supplies only this rental property with heat and/or hot water, the Lessee undertakes to sign up for a supply of the energy necessary to this end with the supplier itself in its own name and at its own expense and to maintain it to the extent necessary to the proper performance of the lease. The further costs of operating the heating, such as service, maintenance, or chimney sweep costs, shall be settled by the Lessor via the statement of operating costs according to causation thereof.

3.
The Lessee undertakes, beyond the provisions of Subsection 2 above, to sign up for electricity for the leased space (not general electricity) and all operating cost types (including water, where applicable), including the supply of media content (e.g., broadband cable connection) for which direct procurement is possible, itself during the term of the lease with the relevant supplier in its own name and at its own expense and to maintain it for the term of the lease to the extent that maintaining the supply is necessary to the proper execution of the agreement[5]:

The Lessee undertakes not to discontinue the relevant supply agreements before this Lease Agreement expires. This also applies if the Leased Property is vacated prematurely. If meters are removed for reasons for which the Lessee is responsible, the Lessee is obligated to provide compensation for the reinstallation costs and all consequential costs.

4.
Performance in kind and work performed by the Lessor may be applied up to the amount of the costs saved for equivalent services of third parties, but without VAT, unless the Lessor itself opts in favor of the application of VAT.

1 Sec. 1 and 2 of the Ordinance on Operating Costs, current version, are printed in the annex.
2 Please do not strike any cost types; in addition, do not mark any cost types with an X unless expressly provided otherwise.
3 Please mark with an X and/or fill out.
4 “Administrative costs” means the costs of the workers and facilities necessary to manage the building or the economic unit, the costs of supervision and surveillance, and the value of the administrative work personally done by the Lessor. The administrative costs also include the costs of the statutory or voluntary audit of the annual financial statements and the executive management.
5 Please mark with an X, fill out, and/or explain in further detail.
[illegible] measures

Costs that can be allocated concretely to the Leased Property must be distributed to the Leased Property alone. The following applies to the distribution of the other costs that cannot be separated from the costs of the entire property:
a)	The heat and hot water supply costs shall be distributed according to the pass-through formula stipulated in Sec. 11 hereof.
b)
The costs of the water supply shall be settled according to the Leased Property’s consumption of water if appropriate metering equipment is present. Otherwise, they shall be distributed according to the following pass-through formula[1]:

c)
The costs of the wastewater shall be passed through in accordance with the costs of the water supply. If separate fees are assessed for surface drainage, these shall be passed through in proportion to the ratio of residential/usable space unless the fee applies to space that the Lessee alone is permitted to use. The fee for space usable by the Lessee alone shall be borne exclusively by the Lessee alone.

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d)
The costs of waste disposal shall be allocated concretely if the Lessee uses its own waste receptacles that only the Lessee is entitled to use. Otherwise, the costs shall be distributed according to the following pass-through formula[1]:

e)
The elevator costs shall be passed through according to the distribution formula stipulated in Sec. 12 hereof. If no distribution formula is entered there, they shall be passed through in proportion to the ratio of residential/usable space.

f)	All other operating costs shall be distributed in proportion to the ratio of residential/usable space in the building/economic unit unless another pass-through measure is agreed hereinafter:
☐1 the following line items shall be distributed according to use units:

☐1 and the following line items according to________________:

.

g)	☐[1] Where concrete distribution formulas are not agreed, the determination shall be made by the Lessor in its reasonably exercised discretion within the scope of the first account statement.
h)	It is agreed that the basis for calculation in the case at hand is an economic unit specified as follows:

i)
If the Lessor incurs particular costs as a result of the manner in which the property is used (e.g.: surcharge on fire insurance, additional waste receptacles), these amounts shall be passed through to the Lessee in full.

j)	The Lessor is entitled to pre-distribute operating costs if this is sensible or necessary based on the cost types, the property, or the use of the property.
k)
☐[2] Since the matter concerns partially owned property, The Lessor is bound by the distribution formula used by the owners’ association and shall pass through the operating costs according to the measures stipulated by the owner’s association in each case. The most recent account statement for general building fees, including heating costs, which is designated “Annex __,” is appended hereto.

The Lessee accepts the distribution formulas used here as being as agreed (this annex should be signed again by the Parties and attached to the Agreement).
Furthermore, the Parties agree that the Lessee shall bear the property tax (which is not included in the account statement for the facility management) separately in accordance with the individual property tax assessment notice issued for the rented unit. The most recent property tax assessment notice is appended hereto as “Annex __.”

☐2 Since the matter concerns partially owned property, the operating costs—except the heating costs, which are distributed in accordance with the German Ordinance on Heating Costs [Heizkostenverordnung] (see Sec. 17 of this Agreement)—shall be distributed as follows (where applicable, to be recorded in a separate contractual annex):

Furthermore, it is agreed that the Lessee shall bear the property tax (which is not included in the account statement for the facility management) separately in accordance with the individual property tax assessment notice issued for the rented unit. The most recent property tax assessment notice is appended hereto as “Annex __.”
If the matter concerns partially owned property and the owners’ association decides, during the term of the Agreement, on

1 Please mark with an X, fill out, and/or explain in further detail.
2 Fill out/mark with an X where applicable and strike through where not applicable.

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[illegible]
in the distribution formula, or if a change in the distribution formula is necessary for legal reasons, the Lessor shall notify the Lessee thereof. The Lessee shall consent to this change in the distribution formula if the Lessee is not grossly disadvantaged thereby.
The Lessor is permitted to amend the pass-through measures in its reasonably exercised discretion if this is stipulated by law or grounds relating to the proper management of the building/economic unit require this or cause it to appear to be sensible.

6.
If new operating costs that are necessary according to the principle of economic efficiency arise after the Agreement is entered into, the Lessor is entitled to pass through these costs proportionally to the Lessee by way of a declaration made in text form. The notification must include the cost type, the reason for which the costs have arisen after the fact, the overall costs for the property or economic unit, the distribution of the costs, and the Lessee’s portion. The Lessor is permitted to demand reasonable advance payments for newly arising operating costs from the time at which the Lessor becomes aware thereof.

7.	The following applies to the settlement of accounts for the operating costs:
a)
Accounts must be settled annually with regard to the advance payments. The Lessor is permitted to change the billing period for reasons of expediency. To this end, billing periods that fall short of the typical 12-month statement are also possible by way of exception in this case. No period of longer than 12 months is permitted for settlement purposes.

b)
The result of settlement must be paid to the other Party within four weeks after receipt of the statement of accounts. If the Lessee raises objections to individual line items in the statement of operating costs, the Lessee is obligated to pay the balance of the operating cost statement as it exists without considering the items against which objections are being raised.

c)
In the event of increases or reductions in the operating costs, the Lessor is entitled to re-establish the advance payments effective as of the month following the increase notice. This declaration may be made at any time with proof of the reason for the change.

8.
If changes in operating costs occur retroactively (e.g., through amended assessment notices concerning municipal levies), the Lessor is entitled to pass these through proportionally to the Lessee by way of written declaration even if accounts regarding these costs have already been settled vis-à-vis the Lessee; the declaration must designate and explain the reason for the pass-through, and the correction must be made within three months after receipt of the amended invoices or assessment notices. In the event of retroactive increases in the operating costs, the Lessor’s declaration is effective retroactive to the time of the increase. If operating costs decrease, the advance payments toward operating costs must be reduced accordingly from the time of the decrease onward.

9.
If monthly lump sums are paid toward operating costs, the Lessor is entitled to adjust them to the current amount at any time if additional charges have arisen since the time of the Parties’ entry into the Agreement. The adjustment must be made in writing and is effective as of the start of the month following the month after receipt of the notice to the Lessee. Adjustments may be made at any time, but not before the time of the actual change in the costs at the Lessor’s end.

Sec. 7 – Changes in rent

1.	If the Lessor opts in favor of application of VAT, the payment of VAT in the then-applicable statutory amount is agreed. Amendments apply as of the time of the statutory increase.
2.
Even during the fixed term, if any, of the Agreement, the amount of the rent is subject to change by way of a freely concluded contractual agreement or any of the special agreements set out below or based on corresponding provisions of law.

3.	Future changes in the base rent (see Sec. 5 No. 1) shall be in accordance with
☐1 Section 4             OR         ☒ 1 Section 5             OR         ☐1 Section 6             hereinafter.
Adjustments in the operating costs pursuant to Sec. 6 of this Agreement and increases in the base rent due to measures that improve the value pursuant to Sec. 7 are possible independently of any increase in the base rent.

5.  [illegible] clause, automatic escalation
For an at least 10-year commitment by the Lessor, i.e., for example five years of a fixed term plus a five-year option for the Lessee, or a lifetime lease by one of the parties, see Section 3 of the Price Clause Act [Preisklauselgesetz] in the Annex

☒  a) If, in the future, the Consumer Price Index for Germany currently defined for Germany by the Federal Office of Statistics (current basis 2015 = 100 points) varies (up or down) by at least     5 1 per cent compared to the level of the index at the time the lease is entered into, the amount of the rent shall be revised accordingly by the same percentage effective as of the beginning of the month following this change.
This clause can be applied repeatedly if the above requirements are met, starting from the time of the respective immediately previous revision of the rent.
Rent increases that occur after the entry into force of the lease within the meaning of § 7, No. 7, of this lease on account of improvement measures by the Lessor shall be taken into consideration as follows in application of the value-protection clause: The required variation of the price index shall be measured against the level at which the rent increase stipulated according to § 7, No. 7, becomes effective. For the revision of the rent on the basis of the variation of the price index that occurs after this time, the increased rent according to § 7, No. 7 shall be used as a basis.

If the selected index is no longer published or updated, the parties hereby agree that they shall apply an index that is comparable to the one selected here (in particular the comparable index then published by the Federal Office of Statistics or its successor organization), with a corresponding mathematical adjustment or re-indexing.

If the selected escalation clause should not be approved within the meaning of § 3 of the Price Clause Act, the parties to the lease shall agree on a clause, the economic objective of which is equivalent to that of the unapproved clause. Optionally, in the event of a variation of the above referenced Consumer Price Index by 10 per cent since the entry into force of the lease or the most recent rent increase on the basis of this clause, the Lessee has an obligation to accept a reasonable adjustment of the rent to market rents (also called an index-linked rent review).

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7.	Improvement measures

If the Lessor incurs expenses for modernization measures within the meaning of § 559 of the Civil Code and other measures that are appropriate or beyond its control within the meaning of § 20, No. 1 b, including infrastructure and expansion measures to traffic areas on the property, utility lines and sewage lines, including the building connections of such systems, or for connections to the broadband cable network, the Lessor can demand an increase in the annual rent by 11% of the costs allocated to the leased premises. Otherwise, § 559 of the Civil Code also applies to this lease. However, notwithstanding § 559 of the Civil Code, a rent increase of this type shall also be agreed upon, in addition to a rent increase as stipulated in Nos. 4, 5 and 6, and/or if the lease is for a fixed term.

The Lessee must pay the increased rent starting from the beginning of the month that follows receipt of the written rent increase notice, but in no case sooner than the beginning of the month that follows the completion of the measure.

1 Please enter the desired amount, if the clause is agreed to under § 7, No. 3; conventionally, amounts of not more than 10% are stipulated.

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§ 8 Security Deposit

1.	To guarantee all claims by the Lessor, the Lessee must irrevocably provide the Lessor with a security deposit in the amount of 180,000.00 €
(One hundred eighty thousand Euros).
The security deposit shall be in the form of a
☒[1]	payment to the Lessor of an interest-bearing cash bond in the amount of 180,000.00 €
(One hundred eighty thousand Euros).

OR

☐1
directly enforceable, open-ended, unlimited and unconditional guarantee (e.g., from a major bank or public savings and loan association [Sparkasse] or from a shareholder, general partner or other third party); the guarantee must be issued by (exact identification of the credit establishment or of the individual, including address):

 ____________________________________________________________________________________________________________
 ____________________________________________________________________________________________________________
2.
The Lessee must deliver the cash bond or the written guarantee to the Lessor before the handover of the leased premises. If the Lessee does not comply with this obligation in spite of a formal notice, the Lessor is entitled to withdraw from the lease agreement. The Lessor is entitled to make the handover of the leased premises dependent on the prior delivery of the security deposit.

3.
A contractual, interest-bearing cash security deposit must be invested by the Lessor separately from its own assets in a bank of public savings and loan association at the normal interest rate for savings deposits with a withdrawal notice as specified by law; the interest shall be added to the amount of the security deposit.

4.
If the leased property is sold or in the event of a change of Lessor, the Lessor must provide the Lessee with an accounting of the security deposit within a reasonable period of time, and must transfer any surplus, including interest, to the Lessee. Upon the recording of the purchaser as the owner in the public real estate register, but no sooner than after receipt of an accounting and (if there is a surplus) reimbursement of the security deposit in accordance with Sentence 1, the purchaser has a claim against the Lessee for payment of a security deposit in the amount of the security deposit stipulated in Para. 1. On instructions from the Lessee, the Lessor must pay any excess determined in accordance with Sentence 1 to the purchaser (or optionally in part) to satisfy the purchaser’s claim to the security deposit.

§ 9 Payment of rent

1.
The full monthly rent as stipulated in § 5 must be paid monthly in advance, not later than on the 3rd business day of the month, to the Lessor or to the person or agency authorized by it to receive rent payments and give receipts, to

IBAN:      DE77 3846 2135 0011 8350 15
at:             Volksbank Oberberg
BIC:         GENODED1WIL, in EURO,                                                                                                                                      net of costs and fees.

2.	The first rent installment must be paid before the handover of the leased premises. Non-payment in spite of a formal warning entitles the Lessor to withdraw from the lease agreement.
3.	At the demand of the Lessor, the Lessee must pay the rent using the direct debit method from a bank account.

4.
The timeliness of payment shall be determined not by the date payment is sent, but by the date payment is received, or the credit memo. Repeated but accepted late payments do not create any right on the part of the Lessee to late payment of the rent. Late payments entitle the Lessor to charge second-notice fees and late interest.

§ 10 Rent reduction, offsetting, withholding right

1.
The Lessee may not offset against the rent or exercise a right to withhold or reduce the rent. Exceptions from this clause are claims by the Lessee for damages for non-performance or the reimbursement of expenses on account of a defect of the leased premises identified before after the execution of the lease for which the Lessor is responsible as a result of malicious intent or gross negligence, as well as other claims from the lease relationship, provided that they are undisputed, have been legally upheld or are ripe for adjudication.

The Lessee expressly reserves the right to exercise a right to reclaim rent initially paid in full. Any counterclaims by the Lessee from the lease relationship exercised by way of offsetting or reduction shall be refunded in monthly installments which may not exceed 30% of the respective monthly rent.

2.
In any case, the Lessee must give one month’s advance notice of offsetting or the rent reduction or the exercise of the right to withhold rent of payments. The Lessee’s right to bring legal action for the exercise of counterclaims, rent reductions or offsetting, or the refunding of unjustified enrichment, is unaffected by this provision. The period of advance notice shall not be necessary for the period after the end of the lease.

1 Please check the appropriate box, fill in the appropriate information or strike out provisions that do not apply.

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§ 11 Heat and hot water supply

1.
If the leased property has a central heating system which supplies other parts of the building or of the property, in addition to the leased property, with heat and/or hot water, the Lessor must keep the heating system in operation to the conventional extent during the period from October 1 through April 30. Outside the heating season, the Lessor may decide at its sole discretion when to operate the system. The hot water supply system must be kept in operation at all times.

2.
The scope of the heat and hot water costs shall be determined on the basis of the respective statutory requirements (§ 2, No. 4 of the Operating Cost Ordnance: [Betriebskostenverordnung]: § 7, para. 2 of the Heating Cost Ordnance [Heizkostenverordnung].

At the beginning and end of the lease relationship, the Lessee—proportionally if appropriate—shall bear the costs of interim meter reading if the beginning and end of the lease relationship do not coincide with the beginning or end of the billing period for heating costs. The above ordnances apply as appropriate for the costs of the hot water supply system of the building/or the economic unit.
3.	The heat and hot water costs shall be divided as follows:
   70%  1 according to the information recorded by the thermometer or heat cost allocator or hot water meter or hot water cost allocator;
   30%  1 according to the usable or residential area/the improved area of the building or of the economic unit.
If no apportionment rates have been entered, the determination shall be made by the Lessor in the framework of the heating cost regulation with the first billing.
The Lessor is entitled at its sole discretion to modify the billing standards within the framework permitted by law if justified interests so require for the proper management of the building/of the economic unit.
4.
If the Lessee operates the heating system itself, it must keep it in operation to the required extent during the heating season, operate it correctly and carefully in accordance with the applicable statutory regulations and technical requirements and in particular have it operated and monitored at its own expense. Service and maintenance shall be provided by the Lessor and paid for by the Lessee as part of the billing of operating costs.

5.	If the leased property is connected to a central heating system, the Lessor shall operate the system itself or purchase the necessary heat from an independent heat supplier.
A change between the property’s own heating system and the supply of outside heat (heat contracting) does not require the Lessee’s consent.
6.
If heat is purchased from an independent heat supplier, the Lessor shall be liable for the lack of heat supply only if disruptions occur as a result of the Lessor’s own internal utility lines. If heat is purchased from a heat contractor, the Lessor may demand that the costs of the Lessee’s heat supply be billed directly by the heat supplier. In this case the Lessor shall not be required to bill for any heating costs or hot water costs. These costs shall be billed exclusively by the heat supplier without any involvement on the part of the Lessor.

7.
The allocation of costs shall be determined on the basis of the regulation concerning the consumption-based billing of heating and hot water costs (the “Heating Costs Ordnance" [Heizkostenverordnung]), and optionally the Ordnance concerning General Terms and Conditions for the Supply of Town Heat (AVBFernwärmeV).

§ 12 Elevator

1.	The elevator costs to be covered by apportionment include in particular:
Costs of electricity, costs of supervision, operation, monitoring and maintenance of the system, regular inspections of its operational readiness and operational safety, including adjustment by technicians and the costs of cleaning the elevator system.
2.	The elevator costs shall be apportioned on the basis of the ratio of usable and residential area of the building or of the economic unit or on the basis of the allocation formula specified below:[2]

The Lessor is entitled to modify the allocation formula at its sole discretion if the proper management of the building/economic unit make such changes necessary.

1 Please fill in or cross out whatever does not apply.
2 Please complete if necessary

[initials] 11

§ 13 Use of the leased premises

1.	The Lessor must hand over the following keys to the Lessee for the duration of the lease term[1]:
       2            Building door keys:     2          Property entry door keys:______________Garage keys:
_________Basement keys:__________Mailbox keys, as well as the additional keys listed below

The number of keys the Lessee is actually given shall be recorded in the handover report prepared at the time the property is handed over. The Lessee must immediately inform the Lessor of the loss and procurement of keys. The keys handed over must be returned to the Lessor upon termination, expiration or cancellation of the lease. At the same time, the Lessee must turn over any keys it itself has had made at its own expense to the Lessee at no charge, or provide evidence of their destruction.
For reasons of the security of the overall property, in the event of the loss of keys provided to or purchased by the Lessee itself at its (the Lessee’s) expense, the Lessor is entitled to have the necessary number of keys made and new locks installed; this provision applies as appropriate for a central locking system of the property. The same requirement also applies if the Lessee, upon moving out, does not return all the keys to the Lessor. The Lessee is not obligated to reimburse the Lessor for the replacement of locks provided it can demonstrate that there is no real threat to the security of the property.
2.
The Lessee must treat the leased premises and the common areas of the buildings, furniture and fixtures gently and carefully. The Lessee must exercise care in the context of the contractual use of the leased premises.

3.	The Lessee may not make use of anything that has not been leased to it under this agreement or separate agreements.
4.
Any change or significant expansion of the type of operation, of the branch of business or of an agreed-upon selection of merchandise, if a corresponding agreement was entered into, as well as sub-leasing and other handover of the use of part or all of the leased premises to third parties is prohibited without the Lessor’s prior consent. This requirement also applies in the event of a change in the ownership of the Lessee’s company or its legal form that may have an adverse effect on the rights of the Lessor. Any refusal on the part of the Lessor to permit sub-leasing shall not entitle the Lessee to cancel the lease pursuant to § 540, para. 1, Sentence 2 of the Civil Code, unless the Lessor’s refusal is arbitrary.

5.	Consent to sub-leasing or transfer of use to third parties is valid only for the individual case, and can be revoked by the Lessor at any time for cause.
The Lessee hereby assigns to the Lessor, in the event of sub-leasing, any and all claims for rent it may have against the sub-lessor in the amount of the rent owed under § 5 of this lease as security.
The Lessee shall be liable for the actions of the sub-lessee or of any third party to which it has turned over use of the leased premises.
If the Lessor has selected the VAT option, the following provisions apply in the event of sub-leasing:
With regard to the withholding of the input tax deduction, the Lessee must lease the leased premises, if they are sub-leased, exclusively to a sub-lessee who uses it for business purposes within the meaning of the Value-Added Tax Act that does not exclude withholding of the input tax deduction by the Lessor. The Lessee must further ensure that the sub-lessee makes available to the Lessee or to the Lessee’s Tax Office all the necessary documents so that the Lessee can comply with its documentation obligations under the Value-Added Tax Act. The Lessee must immediately notify the Lessor if it or its sub-lessee loses its eligibility for the input tax deduction. If the Lessee fails to comply with the obligations cited above, it must reimburse the Lessor for any and all damages that are incurred as a result of this breach of duty.
6.
The Lessee is not entitled to discontinue commercial operation in whole or in part. For the entire term of the lease it must operate its commercial activity, in particular its shops, in an orderly manner and decorate its shop windows and displays in accordance with the purpose of the lease or keep them open to public traffic to maintain the attractiveness of the side and to prevent the loss of customer flows.

7.
Animals may be kept or temporarily housed only with the Lessor’s prior consent. Such consent is valid only for the individual case and can be revoked if the presence of the animals has undesirable effects. The Lessee shall be contractually liable for all damage caused by the keeping of animals in corresponding application of § 833 of the Civil Code.

8.	The Lessee must not feed pigeons, seagulls or other animals from the leased premises, on account of the related damage and nuisance such activities create.
9.
The Lessee is aware that the leased premises are not air-conditioned and that indoor temperatures may therefore exceed 26 degrees Celsius. This fact has been taken into consideration in the setting of the rent. The Lessee cannot therefore exercise any claims against the Lessor on this account on any legal grounds whatever.

10.
The Lessee’s vehicles of all types may be parked only with the Lessor’s prior consent and only in the indicated spaces. If the courtyard, passage or stairs are dirty as a result of transport activities by the Lessee, the Lessee must perform the necessary cleaning unsolicited.

Motorcycles, motor scooters, mopeds, electric bicycles and similar vehicles may be stored in the leased premises, common areas and other parts of the property only if the fire department regulations are observed, and then only with the Lessor’s prior consent. The Lessor may withhold its consent for cause.
The Lessee shall be liable for damage caused by the Lessee’s vehicles or by third-party vehicles transiting its premises.

1 Please complete and/or cross out whatever does not apply

[initials] 12

§ 14 Cleaning obligations, snow and ice removal and waste management

1.
The Lessee must regularly and properly clean the leased premises, including window frames and rolling shutters from the inside. This requirement also applies for outdoor components such as window frames and rolling shutters from the outside, if possible, depending on the design of the windows and shutters, without special effort (scaffolding, etc.) on the part of the Lessee. Glass surfaces must be cleaned inside and out at least once every two months. The cleaning obligation also applies for advertising installations, even if they were installed or set up by the Lessor itself. These signs must be regularly cleaned by the Lessee at its own expense and the necessary equipment (ladders/scaffolding/man lifts) must be procured at its own expense. The purpose of the cleaning is to preserve the carefully maintained appearance of the overall property and to keep it attractive to customers, which is also to the benefit of the Lessee.

2.
The Lessee shall be responsible, on instructions from the Lessor, for cleaning the common areas, stairs, hallways, courtyards and hall windows as well as the entrances to the building and the areas around the building, as well as for ice and snow removal, unless these tasks are otherwise assigned and their costs are apportioned as operating expenses.

(X)	The tasks are performed by hired contractors and billed as operating expenses.[1]
(Mark with an X or cross out)

( )	The Lessee shall perform the tasks listed below.[1]
(Mark with an X or cross out, including the lettered paragraphs below)

a)
The Lessee must thoroughly wet mop the portion of the hallway (i.e., the entire floor) leading to its leased premises, and all of the stairs to the next-lower level as necessary, but at least once a week, and must also keep it clean on the other days. If multiple tenants use a floor, they must perform the cleaning weekly, taking turns according to a schedule set by the Lessor. The scope of the cleaning includes the mailboxes, the windows of the stairwell and the building and courtyard doors, the stair landings and baseboards as well as the stairwell railings, which are architecturally part of the floor in question, including the staircase. If the Lessee is unable to perform the cleaning itself, it must make provisions for cleaning to be done by an outside service at its own expense.

b)
The Lessee must always keep the leased premises, including any leased furniture and fixtures and areas, the customer parking places used exclusively by it, garage entrances, building entrances and the traffic areas on the property in front of the leased premises, if it uses the property exclusively, safe for traffic at all times, to the extent that such measures do not involve the substance of the building or of the property. Damage to the substance of the building or property, as a result of which the safety of traffic might be adversely affected, must be reported to the Lessor immediately. The Lessee must immediate remove dirt generated by its operation. Unregistered vehicles that require registration (e.g., automobiles, trucks, motorcycles) may not be parked on the premises.

c)
This ground floor1/basement[1] tenant shall be responsible for cleaning the sidewalk and, where no sidewalk is present, for clearing a path in the street the width of a one-meter sidewalk as well as the courtyard and the building entrance, including the respective entrances. The Lessee must also remove snow and ice from the leased property areas, customer parking places, garage entrances and entrances at its own expense. These cleaning obligations also include the removal of snow and ice as well as the necessary and possibly repeated spreading of grit substances. De-icing salt and substances containing de-icing salt may not be used unless permitted by local regulations in exceptional cases. Snow must be removed in accordance with local regulations, and in any case immediately after the snow stops falling. At the Lessee’s request, it must be provided by the previous tenant with the currently valid version of the local regulations. Grit must be spread immediately if icing occurs: Ice that cannot be satisfactorily counteracted by spreading grit must be removed.

If the Lessee's doors are left open all day, the Lessee shall be responsible for switching the building and courtyard doors to "closed" in the evening.
d)
The Lessee must provide the tools and cleaning/grit necessary for cleaning and ice and snow removal at its own expense. If it cannot perform the cleaning, ice and snow removal itself, it must hire an outside service at its own expense.

e)	The Lessor is entitled, on the basis of the commitment provided by the Lessee, to request its exemption from its public safety obligation.

3.
If waste containers are used, the Lessees must be alternately responsible for putting the containers out and retrieving them, as well as for any cleanup necessary. The Lessor is entitled to prepare a schedule that regulates the assignment of responsibilities. If it is prevented from performing its obligations, the Lessee must engage an outside service at its own expense. If the Lessee has been allocated one or more of its own waste containers for its exclusive use, it must put them out and retrieve them and perform any necessary cleanup activities.

If these activities are performed by the Lessor or by contractors hired by the Lessor and billed as operating expenses, the Lessee shall have no obligations in this regard.
If the local government has regulations that require a special type of waste collection, in particular the separation of different categories and types of waste, the Lessee must comply with these regulations.

1 Please complete and/or strike out whatever does not apply.

[initials] 13

§ 15 Condition of the Leased Premises

1.
Lessee will take over the Leased Premises as being compliant with the Agreement in the condition known to Lessee after a detailed inspection and examination. Lessor, however, agrees to have the following work done:[1]

________________________________________________________________________________________________________________________
___________________________________________ by inception of Lease/~~by [date]~~ ___________________________________________________
________________________________________________________________________________________________________________________
___________________________________________ by inception of Lease/by [date] ___________________________________________________
________________________________________________________________________________________________________________________
___________________________________________ by inception of Lease/by [date] ___________________________________________________

2.
The Parties will prepare a joint record of the handover, to be signed by both Parties. The state of equipment documented there after inspection will be acknowledged by Lessee as complying with the Agreement.

Lessee has been notified of the following drawbacks and accepts them as complying with the Agreement, inasmuch as these drawbacks were taken into account in setting the rent:

§ 16 Maintenance and Upkeep

Lessee is required to maintain the Leased Premises, including the installations and equipment leased together with them, in the scope stated below:
a)	Lessee must heat the Leased Premises, together with its existing equipment, to the required extent.

b)
Lessee must ventilate the Leased Premises adequately. Proper ventilation presupposes regular cross-ventilation (a through draft). Ventilation by way of a tilted window is not a proper form of ventilation and entails the risk of moisture damage and mold formation. Lessee will furthermore share the cost of minor maintenance and repair work (“Minor Repairs”) for items subject to Lessee’s direct access, such as the installed units for electricity, water and gas, heating and cooking facilities, window and door closures, shutter closures and components of roll-up shutters. This also applies to heating if components are concerned that are within Lessee’s sole sphere of access, or if the heating provides heat and/or hot water solely to the Leased Premises, as well as advertising installations if provided by Lessor. Minor Repairs are repairs that do not exceed the amount of2     €350.00      per single instance at the time of inception of the Lease. As Minor Repairs are essentially dependent on wages, this amount will increase in the same proportion as the Consumer Price Index for Germany, basis 2015 = 100, relative to the inception of the Lease. However, this rise will increase the amount for Minor Repairs only if an increase has been made in the base rent.

Lessee will share in these Minor Repairs for each individual repair, irrespective of the actual amount of the invoice, in the amount of3     €350.00   , but not more than the documented amount of the invoice. For each year, the total cost of Minor Repairs is limited to 5% of the annual base rent as provided in § 5 Item 1. This provision is a simple provision for allocation of costs. Lessee is to report defects promptly to Lessor so that Lessor can arrange for repairs. If Lessee has the work done itself at its own expense, there will be no reimbursement of costs by Lessor.

§ 17 Cosmetic Repairs by Lessor

Lessor is not obligated to perform regular cosmetic repairs.

1 Please fill out and delete inapplicable items.
2 Please insert desired amount (approximately 3-5% of annual base rent).
3 Please insert desired amount. E.g., €100.00 for base rents up to €500 per month, e.g., €250.00 up to €1,000, and in other cases, e.g., €350.00.

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§18 Cosmetic Repairs by Lessee

1.	The following is agreed regarding performance of cosmetic repairs by Lessee:

EITHER

☐[1]
To avert future disputes about cosmetic repairs at the time of vacating, Lessee agrees, without examination or allowance for the actual condition, to pay Lessor a lump sum of €_________________. This will eliminate any obligation by Lessee to perform regular cosmetic repairs or a final renovation. The amount will be due at the end of the Lease.

OR
☒[1]
Lessee must, at its own expense, properly perform or arrange to properly perform current—cyclically recurring—cosmetic repairs in the leased rooms, cellar rooms, other accessory rooms used solely by Lessee, such as storage areas, garages, etc., if and as soon as this becomes necessary during Lessee’s tenancy. In this case the following will apply:

a)	Lessee must also perform cosmetic repairs at the end of the Lease, or if later, at the time of vacating, if such repairs are necessary at that time due to Lessee’s tenancy.

b)
If cosmetic repairs are not due and necessary at the end of the Lease, Lessee will pay Lessor a reimbursement for the time of wear and tear elapsed since the inception of the Lease or—if cosmetic repairs were performed after inception of the Lease—since the last performance of cosmetic repairs, up to the end of the Lease or time of vacating, as the case may be. The amount of the reimbursement will be calculated on the basis of an estimate from an expert firm in the painting craft for the cosmetic repairs customarily occurring in renovating the Leased Premises; Lessee reserves the right to prove that the cosmetic repairs can also be performed in a workmanlike manner at a lower price. The reimbursement to be paid by Lessee will be calculated by setting the time of wear and tear described in the preceding sentence in proportion to the period that begins with the inception of the Lease/occupancy, or—if renovated after occupancy/inception of the Lease—the ending date of the last cosmetic repairs, and ends on the date on which cosmetic repairs would presumably be necessary had the Lease continued.

Example: If the Lease ends after one year and if cosmetic repairs would presumably be needed in an office space after a total use period of 5 years given continued use by Lessee, Lessee’s share of the cost of renovating the office space would be 1/5. This provision on sharing costs does not apply for the rental of Leased Premises that had not been renovated at the inception of the Lease. If Lessee properly performs, or arranges to perform, cosmetic repairs that were not yet due, in good time before the end of the Lease or before vacating the premises (if applicable, only in individual rooms), Lessee will be relieved of paying the corresponding share of costs. This exempting authorization will expire at the end of the Lease, and in any case not later than the time of vacating the premises, if the latter occurs later than the end of the Lease. The provision on sharing costs also will not apply if the subsequent Lessee declares a willingness to perform cosmetic repairs or assumes the costs thereof.

c)
All cosmetic repairs must be performed properly to professional standards. Lessee may deviate from the previous form of execution (e.g., ingrain wallpaper instead of regular wallpaper). However, coloration at the end of the Lease must be such as to conform to usual taste, i.e., in neutral, light, covering colors or wallpapers, if Lessee received the Leased Premises in these colors and has changed the coloring from the condition at the time of taking receipt of the premises. In the event of repapering, existing wallpaper must be removed first. Woodwork in a natural finish must not be painted with colors. Plastic frames or anodized or natural-finish metal frames are not to be painted. Lacquered wood parts (i.e., those with a transparent finish or glaze) must be returned in the shade provided at inception of the Lease, if during the tenancy Lessee has altered the coloring from the condition at the time of handover of the premises.

Wood parts or metal frames painted in a color must be returned in the color provided at inception of the Lease, if during the tenancy Lessee has altered the coloring from the condition at the time of handover of the premises; however, they may also be returned painted white or a light color.

d)	Lessee must provide evidence of the performance of cosmetic repairs.

2.	Other covenants (e.g., on condition at inception of Lease):

1 Please check selected alternative and fill any applicable blanks.

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§ 19 Lessor’s Liability

1.
Lessor will be liable for property damage and financial loss incurred by Lessee only in cases of willful misconduct or gross negligence, provided the defect is caused by the Leased Premises, and a risk atypical of the contract is realized. Lessor will also be liable for conduct of its representative or vicarious agent only in the event of willful misconduct or gross negligence. Lessor will not be liable for moisture damage to items brought in by Lessee or for impairment of operations due to moisture damage, unless these are caused by Lessor’s willful misconduct or gross negligence. If the electric, gas or water supply or sewage service is interrupted owing to a circumstance for which Lessor has responsibility, or if flooding or other disasters occur, Lessee will have no claims for damages against Lessor.

2.
Lessor will have no liability, irrespective of fault, for initial defects in the Leased Premises that were present at the time of formation of the Lease Agreement and for damage to items brought in by Lessee. Lessor will not be liable for defects lying within Lessor’s responsibility that arise later, or that arise because Lessor was dilatory in repairing defects, unless Lessor or Lessor’s vicarious agents are at fault for willful misconduct or negligence. Lessee’s claims for fulfillment and Lessee’s right to terminate without notice are not affected hereby.

3.	The liability exclusion under Items 1 and 2 above will not apply:
if Lessor specially warrants a certain characteristic of the Leased Premises or has fraudulently concealed a defect; it will not apply:
in the event of injury to Lessee’s life, limb or health as a result of a negligent breach of duty by Lessor or a willful or negligent breach of duty by a legal representative or vicarious agent of Lessor;
if the loss or damage results from a breach of a so-called cardinal duty, i.e., a breach of contractual duties that are intrinsic to the proper performance of the Agreement and on the fulfillment of which the Lessee therefore relies; and for loss or damage for which Lessor has insurance, such as building and owner’s liability insurance or residential building insurance.

§ 20 Structural Changes and Other Measures

1.	Measures taken by Lessor
a)	Lessee must tolerate structural changes needed to maintain the Leased Premises, the building or the economic unit, or to avert threatened hazards or to remedy damage.
b)
Lessee must also tolerate all advantageous or useful measures, or measures outside Lessor’s control, particularly modernization measures, such as measures for thermal and sound insulation, and the improvement of installations.

This provision will apply mutatis mutandis for improvements and expansions of traffic areas, supply and disposal utility installations, including building connections for such installations, and connections to the broadband cable network.
c)
Lessee must keep areas that come under consideration for work under items a) and b) accessible, subject to prior appointment, and is not to impede or delay performance of the work; in the event of conduct for which Lessee is at fault, Lessee will be liable for the resulting additional cost and loss or damage.

d)	Lessee will have no claims for damages for measures to be tolerated, unless Lessor is responsible for willful misconduct or gross negligence.
e)	The provision under § 7 Item 7 will apply for rent increases because of Lessors’ expenditures for measures under item b) above.
2.	Measures taken by Lessee
Lessee is not entitled to perform structural and other changes, or to install new equipment, without Lessor’s prior consent.
Lessee must promptly remove work performed without Lessor’s consent if Lessor so requests, at its own expense, and must restore the previous condition.
Lessor’s right to demand restoration of the previous condition at Lessee’s expense at the end of the Lease is not excluded by Lessor’s having consented to a structural change by Lessee. Lessee will be liable for all loss or damage that arises through Lessee’s fault.

§ 21 Lessee’s Liability

1.
Lessee will be liable to Lessor for damage to the Leased Premises and the building/economic unit and to the equipment and installations appurtenant to the Leased Premises or the building/economic unit, that is caused by Lessee, or persons belonging to Lessee’s household, its workers, employees, visitors, customers, suppliers and crafts people and similar persons engaged by Lessee, if the damage is within Lessee’s sphere of responsibility. If Lessee pays damages to Lessor, Lessor must assign to Lessee any claims against the party who caused the damage. Lessor must prove objective breach of duty. Lessee bears the burden of proving that there was no conduct at fault when rooms, installations and equipment were in Lessee’s custody.

Lessee will not be liable for happenstance or force majeure.
2.
If Lessee is at fault, Lessee must replace damaged glass, including display windows and mirrors, at Lessee’s expense. Lessee must take out adequate glass insurance, at Lessee’s expense, for all window, display window and door glass in the Leased Premises, and prove such insurance to Lessor. This will not apply if and insofar as Lessor has taken out its own glass insurance and passes the expense on to Lessee as an operating cost.

Glass insurance to be taken out by:          (__☐__) Lessor          (__☒__) Lessee

[initials] 16

3.
Before setting up heavy objects, machines or installations and installing equipment, Lessee must make sure that the permissible floor load is not exceeded. If a structural engineering calculation is needed in the particular case, Lessee must have it prepared at its own expense and present it to Lessor on demand. Lessee will be liable for all loss or damage incurred by Lessor or third parties if Lessee is at fault for noncompliance with this provision. Adverse effects of installations on the building, such as vibrations and cracks, or on other Lessees or neighbors, and unreasonable other nuisances, will entitle Lessor to revoke granted consent, and to forbid use, even if the effects are inevitably associated with the business.

Lessee must also ensure that its machines do not overload the existing electrical system. Any necessary line upgrades must be arranged by Lessee at its own expense, in consultation with Lessor.
4.
Lessee will be liable to Lessor for damage to buildings, installations, equipment, and to the remainder of the property, for which Lessee’s vehicles or vehicles visiting Lessee are at fault. Lessee’s vehicles may be parked on the property only with Lessor’s consent, in the allocated spaces.

5.
Lessee agrees to take out adequate liability insurance against loss or damage of all kinds for which it may be liable as a result of the Lease, and to maintain it for the life of the Lease. The foregoing applies mutatis mutandis for taking out and maintaining insurance for installations/equipment and inventory that Lessee brings in, against housebreaking and burglary, including vandalism, and housebreaking damage to the Leased Premises, insurance of contents, glass breakage (if agreed above), fire, water, general liability (also recommended: business interruption insurance).

Taking out the insurance is to be documented to Lessor at the time of signing of the Agreement, and not later than three months after taking occupancy.
Maintenance of the insurance must be documented by annual confirmation from the insurer of receipt of the premium payment.
6.	Lessee must promptly give notice of all loss or damage to the Leased Premises as soon as they are discovered. The same applies to loss or damage to other parts of the property and building.
If Lessee is at fault for failing to comply with this obligation in good time, it must pay compensation for further loss or damage.

§ 22 Advertising and Protection from Competition

1.
Use of wall areas on or in the building for advertising purposes, for setting up or applying automated equipment, or for other purposes, is subject to separate prior consent from Lessor, which may be time-limited, may be subject to requirements and conditions, and may be revoked for good cause. In all the aforementioned cases, Lessor may demand restoration of the former condition after the end of use. Lessee will be liable for all loss or damage for which Lessee is at fault that is associated with installations of this kind. This provision will also apply to changes, renewals or replacements of such installations that are present at the time of leasing.

Lessee must ensure and take responsibility that advertising installations, such as company signs and the like, awnings, and other items applied to the exterior are installed safely and at an appropriate height, so as to avert any injury to persons or damage to property. Local regulations must be complied with. Lessee will be responsible and liable for any incurred injury or damage.
Wall areas, advertising installations and automated equipment must be designed tastefully in keeping with the environs and must fit the style of the property.
Lessee must obtain any permits and bear the associated costs and follow-up costs.

2.	Lessee is entitled to install only a company sign having a size, design and position that are in keeping with the environs and the style of the building or property. Specifically, the Parties agree:

Lessee alone will bear the costs of all advertising, including the costs of obtaining a building permit.

Lessee is responsible for proper installation and maintenance as provided by law and regulation.

The same will apply mutatis mutandis for other equipment for sales and promotional purposes, which is permitted only by written agreement with Lessor.

Lessee must make use of collective signage provided by Lessor and must assume the cost proportionately.

If at fault, Lessee will be liable for all damage caused by such items and their installation.

[initials] 17

Upon surrender of the Leased Premises, Lessee must restore the former condition at its own expense.

3.	Protection of Lessee from competition is
☒[1]	not provided.
☐[1]
provided for operation of the following business provided it relates to the main product line: (this must be coordinated with the purpose of the Agreement, which may be governed by § 2 of the Agreement)

Protection from competition does not apply to existing tenancies, but rather only to other commercial lessees of the building/economic unit if new rentals or changes of product line take place after the Agreement is made, and Lessor has influence over these.

§ 23  Lessor’s Lien

1.
Lessee declares that the items brought into the Leased Premises upon taking occupancy are owned by Lessee and are not under a lien, under distraint, or assigned as security. The following items are excepted:

2.	Lessee must notify Lessor promptly of any lien on the items brought in upon taking occupancy or subsequently.
3.	Lessor is entitled to terminate the Lease without notice if Lessee deliberately makes incorrect representations or does not inform Lessor of restrictions that apply later.

§ 24 Lessor’s Entering the Leased Premises

1.
Lessor and its agent may enter the Leased Premises during business hours, after prior notice, to check the premises’ condition. If Lessor intends to sell the property, or if the Lease is terminated or abrogated, Lessor or its agent may enter the premises during business hours together with potential buyers or tenants.

2.
Lessee must ensure that the Leased Premises can be entered even during an extended absence (e.g., business holidays) to exercise the Lessor’s rights above. Lessee must leave the keys in an easily accessible place for this purpose, and must inform Lessor.

If the keys are not available to Lessor, Lessor will be entitled in exigent circumstances to have the premises opened at Lessee’s expense.

§ 25 End of Lease

1.
Lessee must surrender the premises to Lessor at the end of the Lease in the condition as agreed, vacated and fully, freshly cleaned (including glass/windows), together with all keys, including those procured by Lessee.

Concerning floor coverings, Lessee must return these upon vacating in a clean, cleaned, and intact and proper condition apart from wear and tear as agreed, unless Lessee has itself brought in or procured the carpeting or other floor covering and Lessor requires these to be removed in order to restore the condition as originally leased or agreed. Prior to surrender, Lessee must promptly correct in a workmanlike manner any damage for which Lessee is responsible, above and beyond agreed wear and tear. In this regard, Lessee bears the burden of proving that it is not responsible for the aforementioned damage.
A joint acceptance record of the condition of the Leased Premises will be prepared upon surrender to Lessor.

Keys paid for by Lessee will be destroyed or rendered unusable in Lessor’s presence, unless the Parties agree on a suitable settlement of costs.
2.
Lessor may demand that Lessee remove the equipment, installations and structural changes it has brought in, and restore the former condition at its own expense, allowing for cosmetic repairs that are due.

Lessor may furthermore demand that Lessee leave equipment and installations it has brought in at its own expense, or transfer them to Lessor, if Lessor pays suitable compensation therefor. If agreement is not reached on the amount of this compensation, an expert to be appointed by the competent Chamber of Industry and Commerce is to set the amount, with binding effect, on application by one side. The costs of the expert are to be borne proportionately by the Parties in accordance with the results of the expert’s decision.
3.
Delayed surrender of the leased premises will obligate Lessee to pay compensation, at Lessor’s discretion, for the duration of the unavailability of the premises, in the agreed amount of rent or the amount of rent customarily obtainable locally for comparable spaces. Lessor is entitled to claim further loss or damage. This will especially be the case if cosmetic repairs that Lessee has refused to make, or other repair work for which Lessee is responsible, must be performed.

4.
If Lessee is responsible for ending the Lease early, Lessee will be liable for the lost rent, service charges and other performances, and for all other loss or damage incurred by Lessor because the Leased Premises remain vacant during the term of the Lease or because Lessor incurs financial loss through an immediate re-leasing, particularly because a lower rent is received.

5.	If Lessee leaves property behind after vacating, Lessor will be liable for damage or loss only if Lessor or its vicarious agents have acted willfully or with gross negligence.

1 Please check and fill out as applicable.

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§ 26 Body of persons

1.	If there are several Lessees, they shall be liable for all obligations arising from the tenancy as joint and several debtors.
2.
For a declaration by the Lessor to be legally effective, it is sufficient if such declaration is made to one (of several) Lessees. Until further notice and subject to written revocation, the Lessees authorize each other to receive declarations from the Lessor. Revocation of this authorization shall only become effective for declarations that are received after such revocation has been received. The revocation of the authorization must be declared in writing to all other Lessees and the Lessor.

This authorization shall also apply to the receipt of rent increase declarations from the Lessor, however, it shall not apply to notices of termination and to lease cancellation agreements.
3.
If one of several Lessees ceases to use the leased property, this shall not affect such Lessee’s liability for the obligations arising from the Lease Agreement until its termination or the handover of the leased property. A release from liability shall require the Lessor’s consent, unless mandatory statutory provisions stipulate otherwise.

4.	If there are several Lessees (joint creditors), the Lessor may, at his discretion, pay out surpluses from operating cost accounts to any of the Lessees with discharging effect.

§ 27 Assignment and transfer

The Lessee shall not be entitled to transfer or assign Lessee’s rights under this Lease Agreement to any third party or to contribute such rights to a corporation, in whole or in part, without the prior written consent of the Lessor.
The Lessor may refuse his consent only for good cause.

§ 28 House rules

If the leased property is held in part ownership in accordance with the Condominium Ownership Act [Wohnungseigentumsgesetz], the house rules of the community of owners in the respective valid version shall also apply in a legally binding manner to the Lessee. The Lessee shall receive these house rules as an appendix to this Agreement.
In all other cases, the house rules respectively established by the Lessor shall be deemed agreed.
The Lessee shall receive these house rules as an appendix to this Agreement.
In all other cases, the Parties to the Agreement hereby agree that the house rules set forth below shall form an integral part of the Agreement. The Lessee agrees that he and his family or household members, employees, sublessees, workers and craftsmen, as well as his visitors will adhere to the regulations. The Lessor shall be entitled to change the house rules if there are objective reasons for doing so, provided that this does not result in an additional costs for the Lessee. Accordingly, the following house rules currently apply:

House rules
Peaceful coexistence of the house residents is only possible if everyone is guided by the idea of a house community. Thus, all house residents must diligently observe the house rules, which are an integral part of this Agreement. The provisions of the house rules are binding for the Lessees, unless the other provisions of the Lease Agreement or legal or official regulations specify further obligations.

1.   Being considerate of the residents of the house
Being considerate of a prosperous coexistence of the residents of the house requires the avoidance of any disturbing noise and activities disrupting domestic tranquility.

2.   Duties of care of the residents of the house
When cleaning and tidying the floors, windows, doors and stairs, it must be ensured that no agents are used which could damage the material or peel off the paint.
Stairs and corridors that become unduly dirtied during the transport of things must be cleaned immediately.
Bicycles may only be stored in the Lessee’ own cellar, unless the Lessor has expressly provided a separate storage facility.

3.   Cleaning and maintenance duty
Home users are required to dispose of waste on a regular basis in accordance with local regulations. In the meantime, waste must be stored in closed containers. With regard to cleaning and cleanliness, special attention must be paid to garbage cans. Garbage cans may not be used for waste or malodorous substances that provide a breeding ground for vermin. The room which contains the trash cans must be kept clean at all times.

4.   Cold protection
To prevent frost damage, especially to water-carrying pipes, the basement windows and other openings as well as the windows of the bath and lavatory rooms must be kept closed during freezing weather, except to the extent the need to be opened for ventilation purposes. The heating system must always be kept in operation to an extent that prevents frost damage.

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§ 29 Other provisions

1.
If the Lessor uses electronic data processing as part of the management of his property or accounting, or if he shares personal data of his Lessees to third parties for this purpose in order to provide services, in particular for the preparation of correspondence and settlement of accounts, the Lessee consents to the corresponding electronic storage and processing and sharing of the data.

The Lessor assures that the data shall be treated confidentially and shall be used exclusively for the above purposes. The data shall not be shared for other purposes. At the request of the Lessee, the Lessor shall be obliged to provide information about the type and scope of the Lessee’s stored data.

2.
(E.g., construction cost subsidy, special facilities, special protection from competition and other information. If necessary, an appendix to the Agreement is to be prepared and signed by both contracting parties)

The Lessee shall obtain electrical service independently from the supplier and settle accounts with the supplier.

The Lease Agreement may be transferred to the newly established subsidiary of the Cenntro Electric Group as soon as this subsidiary has been entered in the German Commercial Register

The leased space, including parking spaces, is described in Appendix A on page 25.

3.
Information contained in energy certificates made available or handed out in accordance with the German Energy Saving Ordinance [Energieeinsparverordnung] shall neither become part of this Agreement nor shall the Lessor warrant these as properties of the leased property.

§ 30 Changes and amendments

Subsequent changes and amendments to this Lease Agreement shall be agreed in writing. If the Agreement or special provisions thereof require the written form (in particular in the case of a commercial lease concluded for a definite period of time), both Contracting Parties undertake to cooperate in ensuring that changes and amendments to this Lease Agreement are made in writing. Neither Contracting Parties shall rely on a lack of the written form and both shall cooperate in maintaining the written form.

§ 31 Effectiveness of contractual provisions

Any invalidity of a provision, part of a provision or several provisions of this Agreement shall not affect the validity of the remaining provisions. Should any of the provisions of this Agreement violate mandatory statutory regulations, the corresponding statutory regulation shall take its place.
This Agreement has been executed in duplicate and in identical form and has been read and approved throughout by the undersigned and signed by their own hand. Each Party shall receive one copy (spouses or other body of persons only one copy)

Düsseldorf                                                                  , dated 12/10/2021
/s/ Stefan Schoppman
[stamp:] STEFAN SCHOPPMANN
[illegible] 26
[illegible] Wuppertal
Tel.: 02 02 - 408 666 6
Fax: 02 02 - 408 666 19
office@schoppmann.one
Signature(s) of the Lessor(s)
Düsseldorf, 12/26/2021 /s/ Authorized Signatory Cedar Europe GmbH Signature(s) of the Lessee(s)

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Directly enforceable guarantee

Leased property:
Date of conclusion of the Lease Agreement:
Having said this, we/I assume1

                                                                                                                                                                                                          (name and address of the guarantor)
the directly enforceable guarantee vis-à-vis
                                                                                                                                                                                                                                                      (Lessor)
for liabilities of the
                                                                                                                                                                                                                                                      (Lessee)

from the above Lease Agreement for all claims arising from the lease relationship, including its termination, in particular rent including operating costs, value added tax, security deposit, claims for damages, claims for compensation for use, interest on arrears, costs of legal action and compulsory enforcement, including any rent increases, also in the event of extensions of the Lease Agreement. The Guarantor waives the right to terminate the Lease Agreement during the entire term of the Lease Agreement and for six months after termination of the tenancy or use by the Leasing Party. The guarantee shall be unlimited in time.
Rights under the guarantee shall pass to a purchaser of the property or, in the event of a change of Lessor by law or legal transaction, to the person of the new Lessor.
We undertake/I undertake* to make payment upon first demand.
This means that I am/we are* obliged to make payment to the Creditor if the latter informs me/us* in writing of a payment claim the Creditor has against the Principal Debtor, providing cause and amount. Any objections and disputes of a factual and legal nature arising from the tenancy between the principal debtor and the creditor, the answer to which is not self-evident and which have not been settled by undisputed or final judgment, shall be resolved in potential recovery proceedings between the Guarantor and the Creditor.

Place, date, signature(s) of Guarantor(s)

Appendix

I.	§ Section 545 of the German Civil Code (BGB) Tacit extension of the lease
If the Lessee continues to use the leased property after the expiry of the lease term, the lease shall be extended for an indefinite period of time, unless one of the Contracting Parties declares  to the other Party its contrary intention within two weeks. The period begins
1	for the Lessee with the continuation of use,
2	for the Lessor at the time when the Lessor becomes aware of the continuation.

II.	Operating Costs Ordinance (BetrKV) in the version of November 25, 2003 (BGBl. [Federal Law Gazette] 2003, p. 2346, 2347) §1 Operating costs
(1)
Operating costs are the costs incurred by the owner or leaseholder on a continual basis in connection with the ownership or leasehold on the property or the intended use of the building, additional buildings, equipment, facilities and the property. Contributions in kind and work provided by the owner or leaseholder may be set at the amount a third party, in particular, a company, would charge for an equivalent performance, however, the sales tax of such third party must not be included.

(2)	The operating costs do not include:
1.
The cost of the manpower required for the administration of the building and facilities, the costs of supervision, the value of the administrative work performed by the Lessor personally, the cost of statutory or voluntary audits of the annual financial statements and the management costs (administrative costs),

2.
The cost incurred over the useful life for the preservation of the intended use, to properly remove structural or other defects resulting from wear and tear, aging and weather exposure (maintenance and repair costs).

§ 2 Statement of operating costs
Operating costs within the meaning of § 1 are:
1.	The current public expenses of the property,
This includes, in particular, land tax;
2.	The cost of water supply,
This includes the costs of water consumption, the basic fees, the cost of rental or other types of use of water meters as well as the cost of their use, including the cost of calibration as well as the cost of calculation and allocation, the cost of maintenance of the water flow regulators, the cost of operating an in-house water supply system and a water treatment plant including preparation materials;
3.	The cost of drainage,
This includes the fees for the house and land drainage, the cost of operating a corresponding non-public system and the cost of operating a drainage pump,
4.	The cost of
a)	The operation of the central heating system including the exhaust system, this includes the cost of consumed fuels and their delivery, the cost of the operating current, the costs of the operation, monitoring and maintenance of the system, the regular examination of its operational readiness and operational safety, including the setting by a technician, the cleaning of the system and the operating area, the cost of the measurements according to the Federal Immission Protection Law [Bundes-Immissionsschutzgesetz], the cost of rental or other types of use of equipment for recording consumption as well as the cost of the use of equipment for recording consumption, including the cost of calibration as well as the cost of calculation and allocation, or
b)	Of the operation of the central fuel supply system,
This includes the cost of the consumed fuels and their delivery, the cost of the operating current and the costs of monitoring as well as the cost of cleaning the system and the operating area, the independent commercial supply of heat, including from systems within the meaning of the letter (a), this includes the fee for the heat supply and the cost of operating the associated house systems in accordance with letter (a), or the cleaning and maintenance of floor heating systems and individual gas stoves,
This includes the cost of the removal of water deposits and combustion residues in the system, the cost of the regular review of operational readiness and operational safety and the related setting by a specialist as well as the cost of the measurements according to the Federal Immission Protection Law;

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5.	The cost of
a)	the operation of the central hot water supply system,
 This includes the cost of water supply in accordance with item 2, insofar as such cost has not been included under item 2, and the cost of water heating in accordance with item 4(a)
 or
b)	the independent commercial supply of warm water, including from systems within the meaning of the letter (a),
 This includes the fee for the warm water supply and the cost of operating the associated house systems in accordance with item 4(a)
 or
c)	the cleaning and maintenance of warm water equipment.
This includes the cost of the removal of water deposits and combustion residues inside the equipment, the cost of the regular review of operational readiness and operational safety and the related setting by a specialist;
6.	The cost of associated heating and hot water supply systems
a)	In the case of central heating systems in accordance with item 4(a) and in accordance with item 2, insofar as such cost has not been included under these items, or
b)	In the case of independent commercial supply of heat in accordance with item 4(c) and in accordance with item 2, insofar as such cost has not been included under these items.
or
c)	In the case of connected floor heating systems and hot water supply systems in accordance with item 4(d) and in accordance with item 2, insofar as such cost has not been included under these items;
7.	The cost of the operation of the passenger or freight elevators.
This includes the cost of the operating current, the costs of supervision, operation, monitoring and maintenance of the system, the regular examination of their operational readiness and operational safety, including the setting by a specialist as well as the cost of cleaning the system;
8.	The cost of the street cleaning and waste disposal,
The cost of street cleaning includes the fees to be paid for the public street cleaning and the costs of corresponding non-public measures; the cost of waste disposal includes in particular the fees payable for the garbage collection, the costs of corresponding non-public measures, the cost of the operation of waste compressors, waste disposal chutes, waste extraction systems as well as the operation of waste collection equipment, including the cost of calculation and allocation;
9.	The cost of cleaning the building and pest control,
The cost of cleaning the building includes the cost of the clean-up of the parts of the building shared by residents, such as entrances, corridors, stairways, rooms in the basement, attic rooms, laundry facilities, elevators;
10.	The cost of garden maintenance,
This includes the cost of the care for horticulturally landscaped areas, including the replacement of plants and trees, the maintenance of playgrounds including the replacement of sand and the care of plazas, entrances and driveways for non-public transport,
11.	The cost of the lighting,
This includes the cost of electricity for outdoor lighting and the lighting of the parts of the building shared by residents, such as entrances, corridors, stairways, rooms in the basement, attic rooms, laundry facilities.
12.	The cost of chimney cleaning,
This includes the cleaning charges according to the applicable fee regulations, insofar as they are not included under the costs referred to under item 4(a);
13.	The cost of the property and liability insurance,
This includes the costs of the insurance of the building against fire, storm, water and other natural hazards, the cost of glass insurance, liability insurance for the building, the oil tank and the elevator;
14.	The costs for the janitor,
This includes the remuneration, social security contributions and all non-cash benefits paid by the owner or leaseholder to the janitor for his work, insofar as such work is not related to maintenance, repair, renewal, beauty repairs or property management. If any work is performed by the janitor, no labor cost in accordance with items 2 to 10 and 16 may be charged;
15.	The cost of
a)	The operation of the community antenna system,
This includes the cost of the operating current and the cost of the regular examination of its operational readiness, including the setting by a specialist or the fee for the use of an antenna system not belonging to the building as well as the fees applicable under copyright law for the cable retransmission, or
b)	The operation of the private distributor system connected with a broadband cable network.
This includes the costs in accordance with letter (a), as well as the monthly basic charges for broadband cable connections;
16.	The cost of operating the laundry facilities,
This includes the cost of the operating current, the costs of monitoring, care and cleaning of facilities, the regular examination of their operational readiness and operational safety, as well as the cost of water supply in accordance with item 2, insofar as such cost has not been included under this item;
17.	Other operating costs,
This includes operating costs within the meaning of § 1 not included under items 1 to 16.

III.	Excerpt from the Heating Costs Ordinance [Heizkostenverordnung] in the version published on October 5, 2009 (BGBl. 1 2009 p. 3250 et seq)

§ 7 Distribution of the costs of heat supply
(1)
At least 50 percent, not more than 70 percent of the costs of operation of the central heating system shall be distributed according to the recorded heat consumption of users. In buildings that do not meet the requirement level of the Heat Insulation Ordinance [Wärmeschutzverordnung] of August 16, 1994 (BGBl. I p. 2121), which are supplied with an oil or gas heating system and in which the exposed pipes of the heat distribution system are mostly insulated, 70 percent of the costs of operating the central heating system shall be distributed according to the recorded heat consumption of the users. In buildings in which the exposed pipes of the heat distribution system are mostly uninsulated and therefore a significant proportion of the heat consumption is not recorded, the heat consumption of the users may be determined in accordance with the recognized technical rules. The consumption of the individual users determined in this way shall be taken into account as the recorded heat consumption in accordance with sentence 1. The remaining costs shall be distributed in accordance with the living or useful area or the enclosed space; the living or useful area or the enclosed space of the heated rooms may also be taken as a basis.

(2)
The cost of the operation of the central heating system, including the exhaust system, includes the cost of the consumed fuels and their delivery, the cost of the operating current, the costs of the operation, monitoring and maintenance of the system, the regular examination of its operational readiness and operational safety, including the setting by a technician, the cleaning of the system and the operating area, the cost of the measurements according to the Federal Immission Protection Law, the cost of rental or other types of use of equipment for recording consumption as well as the cost of the use of equipment for recording consumption, including the cost of calibration as well as the cost of calculation and allocation.

[initials] 22

Allocation and consumption analysis. In particular, the consumption analysis should reflect the development of costs for heating and hot water supply over the past three years.

Paragraph 1 shall apply respectively to the distribution of the costs of heat supply.
The costs of heat supply shall include the fee for heat supply and the costs of operation of the associated house systems in accordance with paragraph 2.

§ 8 Distribution of the cost of supply of hot water
(1)
At least 50 percent and not more than 70 percent of the costs of operation of the central hot water supply system shall be allocated according to the recorded hot water consumption, and the remaining costs shall be allocated according to living or useful area.

(2)
The cost of operation of the central hot water supply system includes the cost of water supply, unless it is billed separately, and the cost of water heating according to § 7 paragraph 2. The cost of water supply includes the cost of water consumption, basic fees and rental of meters, the cost of using intermediate meters, the cost of operating an in-house water supply system and a water treatment plant including preparation materials;

(3)	Paragraph 1 shall apply respectively to the distribution of the costs of hot water supply.
(4)	The costs of hot water supply shall include the fee for the supply of the hot water and the costs of operation of the associated house systems in accordance with § 7 paragraph 2.
§ 10 Exceeding the maximum rates
Legal provisions providing for higher rates than the maximum rates of 70 percent specified in § 7 paragraph 1 and § 8 paragraph 1 shall remain unaffected.

IV.	Extract from the Price Clause Act [Preisklauselgesetz] of 09/07/2007 as amended on July 29, 2009 (BGBl. I p. 2355) §1 Price clause prohibition

(1)	The amount of monetary debts may not be directly and automatically determined by the price or value of other goods or services that are not comparable to the agreed goods or services.
(2)	The prohibition under paragraph 1 shall not apply to clauses,
1.
That leave a margin of discretion with regard to the extent of the change in the amount owed, allowing the new amount of the monetary debt to be determined according to equitable principles (reservation of performance clauses),

§ 3 Long-term contracts
(1)	Price clauses in contracts
1.	on recurring payments to be made
a)	for the lifetime of the creditor, debtor or a party,
b)	until the beneficiary reaches earning capacity or a specific educational goal,
c)	until the start of the beneficiary’s retirement benefits,
d)	for a period of at least ten years calculated from the conclusion of the contract to the due date of the last payment, or
e)
on the basis of contracts under which the creditor waives the right to ordinary termination for a period of at least ten years or the debtor has the right to extend the term of the contract for at least ten years.

2.
are permissible if the amount owed is to be determined by the change in a price index for total living expenses determined by the Federal Statistical Office or a Land Statistical Office or a consumer price index determined by the Statistical Office of the European Community and, in the cases set out in item 2, there is a period of at least ten years between the creation of the liability and the final maturity or the payments are to be made after the death of the party concerned.

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[initials] 23

Appendix A

The lease includes parking spaces 8-13 and 63-65.
[initials] 24

[…] leased area, basement, ground floor, upper floor and roof:

8
9
10
11
A
B
C
D
E
F
G
H
I
Heater
Stairwell
Hallway
Underground garage
Exhibition
Stairwell
Sprinkler system

Basement

[initials] 25

Lessee entrance
Stairwell
Driveway Exhibition
Air room
Open offices
Storage
Air room
Air room
Exhibition
Copying
Air room
Archive
Air room
Bathroom
Bathroom
Bathroom
Social rooms
Bathroom
[illegible]
Hallway
[illegible] Bathroom
Workshop
Office
Tea kitchen
Stairwell
Air room
[illegible]
Lessee entrance
[illegible]

[initials] 26

Women's Bathroom
Stairwell
Men's Bathroom
Open-plan office
Hallway
Supervisor 1
Hallway
Air room
Air room
Besprechung
Air room
Supervisor 2
Green area
Hallway
Air room
Office
Air room
Office
Air room
Air room
Office
Hallway
Hallway
Men's Bathroom
Cantine
Stairwell
Women's Bathroom

1. OG

[initials] 27

[initials] 28